Exhibit 5(a)
[LETTERHEAD OF EATON CORPORATION]

September 15, 2021
Boards of Directors or Managers
of the Obligors (as defined below)

Ladies and Gentlemen:

As United States Counsel to the entities listed on Schedule A (the “U.S. Obligors”) and Schedule B hereto (the “Non-U.S. Obligors”, and, together with the U.S. Obligors, the “Obligors”), I am furnishing this opinion in connection with an automatic shelf registration statement on Form S-3 (the “Registration Statement”) being filed by Eaton Corporation plc with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time by the Obligors, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”), of debt securities (the “Debt Securities”) and guarantees of debt securities (the “Guarantees”), and the offering from time to time by Eaton Corporation plc of (i) preference shares (the “Preference Shares”), (ii) ordinary shares (the “Ordinary Shares”), (iii) depositary shares (the “Depositary Shares”), (iv) warrants to purchase the above referenced securities (the “Warrants”) and (v) units that include any combination of the foregoing (the “Units”). The Debt Securities, Guarantees, Preference Shares, Ordinary Shares, Depository Shares, Warrants and Units are collectively referred to as the “Securities”.

I have examined such corporate records of the Obligors and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, under the laws of the states of Ohio, New York and Delaware, as the case may be (and with respect to any Debt Securities issued under an indenture (the “Indenture”) among the Obligors, as issuers or guarantors, as applicable, and The Bank of New York Mellon Trust Company N.A., as trustee, under the laws of the state of New York):

1.The Debt Securities (including Debt Securities issuable upon conversion of or exchange for Warrants), if any, when duly authorized and, when issued and delivered in accordance with the terms of such Debt Securities and any Indenture under which such Debt Securities may be issued, will be valid and legally binding obligations of the Obligors issuing such Debt Securities, as applicable.

2.The Guarantees, if any, when duly authorized, issued and delivered in accordance with the Indenture under which such Guarantees may be issued, will be valid and legally binding obligations of the Obligors providing such Guarantees, as applicable.

3.The Warrants to purchase Debt Securities, if any, when duly authorized and, when issued and delivered in accordance with the terms of a warrant agreement governed by New York law, will be valid and legally binding obligations of Eaton Corporation plc.

4.The Units that include Debt Securities, if any, when duly authorized and, when issued and delivered in accordance with the terms of a unit agreement governed by New York law, will be valid and legally binding obligations of Eaton Corporation plc.

5.Each of the U.S. Obligors are duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdictions of incorporation or organization and have all necessary corporate power and authority to execute, deliver and perform its obligations under the Indenture and any Guarantees to which it is a party and to incur the obligations thereunder.

The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general principles of equity and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Opinions” in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do I thereby admit that I am an expert with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinions set forth in this letter are effective as of the date hereof, and I express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which I learn, subsequent to the date of this opinion.

Very truly yours,

/s/ Lizbeth L. Wright

Lizbeth L. Wright, Vice President, Chief Counsel - Corporate and Securities

Schedule A
“US Obligors”

Eaton Corporation, an Ohio corporation
Eaton Aeroquip LLC, an Ohio limited liability company
Eaton Aerospace LLC, a Delaware limited liability company
Eaton Hydraulics LLC, a Delaware limited liability company
Eaton Leasing Corporation, an Ohio corporation
Wright Line Holding, Inc., a Delaware corporation
Wright Line LLC, a Delaware limited liability company
Eaton Electric Holdings, LLC, a Delaware limited liability company
Cooper B-Line, Inc., a Delaware corporation
Cooper Bussmann, LLC, a Delaware limited liability company
Cooper Crouse-Hinds, LLC, a Delaware limited liability company
Cooper Power Systems, LLC, a Delaware limited liability company
Cooper Wiring Devices, Inc., a New York corporation

Schedule B
“Non-US Obligors”

Eaton Corporation plc, an Irish public limited company
Eaton Capital Unlimited Company, an Irish public unlimited company
Cooper Industries Unlimited Company, an Irish private unlimited company
Eaton Domhanda Unlimited Company, an Irish private unlimited company
Eaton Technologies (Luxembourg) S.à r.l., a société à responsabilité limitée, having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 172.818
Eaton Controls (Luxembourg) S.à r.l., a société à responsabilité limitée, having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 9.145
Turlock B.V., a private company with limited liability (besloten vennootschap met beperkte aanspra